Carolina Power & Light Company
NOTES TO FINANCIAL STATEMENTS

1. Except as described in Note 4 below, these interim financial statements are prepared in conformity with the accounting principles reflected in the financial statements included in the Company's 1993 Annual Report to Shareholders and the 1993 Annual Report on Form 10-K. These are interim financial statements, and because of temperature variations between seasons of the year and the timing of outages of electric generating units, especially nuclear-fueled units, the amounts reported in the Statements of Income for periods of less than twelve months are not necessarily indicative of amounts expected for the year. Certain amounts for 1993 have been reclassified to conform to the 1994 presentation.

2. In December 1994, the Company established a wholly-owned subsidiary, CaroNet, Inc., and the subsidiary joined a regional partnership led by BellSouth Personal Communications, Inc. (BellSouth). BellSouth is bidding for a Federal Communications Commission license to operate a personal communications services (PCS) system covering most of North Carolina and South Carolina and a small portion of Georgia. PCS, a wireless communications technology, is expected to provide high-quality mobile communications. Wireless technology could also support automated meter reading, automated service connection and disconnection, and control and monitoring of certain aspects of the Company's electric transmission and distribution systems. The results of the license auction may be known by the end of the first quarter of 1995.

3. On January 1, 1995, the Company retired $125 million principal amount of First Mortgage Bonds, 5.20% Series, which matured on that date.

4. In January 1994, the Company implemented Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans," on a prospective basis. This SOP required the following changes in accounting for the Company's leveraged employee stock ownership plan (ESOP): 1) ESOP shares that have not been committed to be released to participants' accounts are no longer considered outstanding for the determination of earnings per common share; 2) dividends on unallocated ESOP shares are no longer recognized for financial statement purposes; 3) all tax benefits of ESOP dividends are now recorded to non-operating income tax expense, whereas previously a portion of the tax benefits was recorded directly to retained earnings; 4) interest income related to the qualified ESOP loan is no longer recognized; and 5) the difference between the acquisition and allocation prices of ESOP shares, which was previously recorded as other income, net, is now recorded directly to common stock. In addition, ESOP loan transactions between the Company and the Stock Purchase-Savings Plan
     (SPSP) Trustee are no longer reflected in the Statements of Cash Flows.

     The implementation of SOP 93-6 resulted in an increase in earnings per common share of approximately $.04 for the twelve months ended December 31, 1994.

5. In July 1994, the Board of Directors of the Company authorized the Executive Committee of the Board to repurchase up to 10 million shares of the Company's common stock on the open market. In accordance with the stock repurchase program, the Company has purchased approximately 4.4 million shares through December 31, 1994. The decrease in average common shares outstanding resulted in an increase in earnings per common share of approximately $.01 and $.02 for the three and twelve month periods ended December 31, 1994, respectively.

6. Contingencies existing as of the date of these statements are described below. No significant changes have occurred since December 31, 1993, with respect to the commitments discussed in Note 9 of the financial statements included in the Company's 1993 Annual Report to Shareholders.

     a) In the Company's retail jurisdictions, provisions for nuclear decommissioning costs are approved by the North Carolina Utilities Commission and the South Carolina Public Service Commission and are based on site-specific estimates that included the costs for removal of all radioactive and other structures at the site. In the wholesale jurisdiction, the provisions for nuclear decommissioning costs are based on amounts agreed upon in applicable rate settlements. Decommissioning cost provisions, which are included in depreciation and amortization, were $29.5 million in 1994 and $34.0 million in 1993. Accumulated decommissioning costs, which are included in accumulated depreciation, were $252.7 million at December 31, 1994, and $221.6 million at December 31, 1993, and include amounts funded internally and amounts funded in an external decommissioning trust. The balance of the external decommissioning trust, which is included in miscellaneous other property and investments, was $67.6 million at December 31, 1994, and $44.5 million at December 31, 1993. Trust earnings, which increase the trust balance with a corresponding increase in accumulated decommissioning, were $1.5 million in 1994 and $1.2 million in 1993. Based on the site-specific estimates discussed below, and using an assumed after-tax earnings rate of 8.5% and an assumed cost escalation rate of 4%, current levels of rate recovery for nuclear decommissioning costs are adequate to provide for decommissioning of the Company's nuclear facilities.

     The Company's most recent site-specific estimates of decommissioning costs were developed in 1993, using 1993 cost factors, and are based on prompt dismantlement decommissioning, which reflects the cost of removal of all radioactive and other structures currently at the site, with such removal occurring shortly after operating license expiration. These estimates, in 1993 dollars, are $257.7 million for Robinson Unit No. 2, $235.4 million for Brunswick Unit No. 1, $221.4 million for Brunswick Unit No. 2 and $284.3 million for the Harris Plant. These estimates are subject to change based on a variety of factors including, but not limited to, cost escalation, changes in technology applicable to nuclear decommissioning, and changes in federal, state or local regulations. The cost estimates exclude the portion attributable to North Carolina Eastern Municipal Power Agency, which holds an undivided ownership interest in certain of the Company's generating facilities. Operating licenses for the Company's nuclear units expire in the year 2010 for Robinson Unit No. 2, 2016 for Brunswick Unit No. 1, 2014 for Brunswick Unit No. 2 and 2026 for the Harris Plant.

     b) As required under the Nuclear Waste Policy Act of 1982, the Company entered into a contract with the U. S. Department of Energy (DOE) under which the DOE agreed to dispose of the Company's spent nuclear fuel. The Company cannot predict whether the DOE will be able to perform its contractual obligations and provide interim storage or permanent disposal repositories for spent nuclear fuel and/or high-level radioactive waste materials on a timely basis.

     With certain modifications, the Company's spent fuel storage facilities are sufficient to provide storage space for spent fuel generated on the Company's system through the expiration of the current operating licenses for all of the Company's nuclear generating units. Subsequent to the expiration of the licenses, dry storage may be necessary.

     c) The Company is subject to federal, state and local regulations addressing air and water quality, hazardous and solid waste management and other environmental matters.

     Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under various federal and state laws, and a liability may exist for their remediation. There are several manufactured gas plant (MGP) sites to which the Company and certain entities that were later merged into the Company may have had some connection. In this regard, the Company, along with other entities alleged to be former owners and operators of MGP sites in North Carolina, is participating in a cooperative effort with the North Carolina Department of Environment, Health and Natural Resources, Division of Solid Waste Management (DSWM) to establish a uniform framework for addressing those sites. It is anticipated that the investigation and remediation of specific MGP sites will be addressed pursuant to one or more Administrative Orders on Consent between DSWM and individual potentially responsible parties. To date, the Company has not entered into any such orders.

     The Company has recently been approached by another North Carolina public utility concerning a possible cost-sharing arrangement with respect to the investigation and, if necessary, remediation of four MGP sites. The Company is currently engaged in discussions with the other utility regarding this matter.

     In addition, a current owner of property that was the site of one MGP owned by Tidewater Power Company (Tidewater Power), which merged into the Company in 1952, and the Company have entered into an agreement to share the cost of investigation and, if necessary, the remediation of this site. The Company has also been approached by a North Carolina municipality that is the current owner of another MGP site that was formerly owned by Tidewater Power. The Company is engaged in discussions with that municipality concerning a possible cost-sharing arrangement with respect to the investigation and, if necessary, the remediation of that site.

     The Company is continuing its investigation regarding the identities of parties connected to several additional MGP sites, the relative relationships of the Company and other parties to those sites and the degree, if any, to which the company should undertake shared voluntary efforts with others at individual sites.

     The Company has been notified by regulators of its involvement or potential involvement in several sites, other than MGP sites, that require remedial action. Although the Company cannot predict the outcome of these matters, it does not anticipate significant costs associated with these sites.

     In December 1994, the Company accrued a liability for the estimated costs associated with investigation and remediation activities for certain MGP sites and for sites other than MGP sites. This accrual was not material to the results of operations of the Company. Due to the lack of information with respect to the operation of MGP sites for which a liability has not been accrued and due to the uncertainty concerning questions of liability and potential environmental harm, the extent and cost of required remedial action, if any, are not currently determinable. The Company cannot predict the outcome of these matters or the extent to which other MGP sites may become the subject of inquiry.


     PAUL S. BRADSHAW
     Vice President and Controller

     Raleigh, NC  27602
     January 23, 1995